Exhibit 99.1

For Immediate Release:

    COMPETITIVE TECHNOLOGIES CLIENT WINS AT US SUPREME COURT
                  AGAINST WYETH IN MATERNA CASE

Fairfield, CT (April 19, 2004): Competitive Technologies, Inc. (AMEX: CTT) announced today that the lower court judgments in favor of the company and its client, the University of Colorado, will stand in the Materna case. CTT has been advised that the Supreme Court of the United States has denied Wyeth's (NYSE: WYE) appeal of the $58.3 million judgment for patent fraud and unjust enrichment against Wyeth and in favor of CTT and its client. CTT will receive approximately $3.5 million in addition to the $1.8 million previously received from earlier assignments of anticipated proceeds for a total of $5.3 million.

John B. Nano, President and CEO of CTT said, "It was our opinion that the highest court in the nation would not hear a simple case of fraud and unjust enrichment. This case had already been decided in multiple lower court decisions that found in favor of the University et al. The judicial process has at last provided fairness to the University, the citizens of Colorado, and the research doctors Robert H. Allen and Paul A. Seligman. Wyeth has been held accountable for patent fraud and unjust enrichment. We are pleased to finally close this litigation which began in 1993 for product sales between 1984 and 1994. This decision marks the 11th time CTT has prevailed in the courts on patent infringement cases. We will continue to be selective in the cases we bring against others for patent infringement, and when we do bring suit, it should be clear we expect to win."

Mr. Nano continued, "CTT continues to make significant progress in executing our growth strategies in 2004, particularly in two areas, expanding the number and quality of innovative technologies in our portfolio and fully capitalizing on the true value of CTT's assets. We have made critical improvements and have brought the company to profitability. The new commercialization team at CTT is the strongest, most experienced and qualified in the history of the company. We are forming strong global alliances, gaining outstanding technologies from clients and moving them into the marketplace. With the resources of these highly qualified people and sufficient funding, CTT is confident of successfully implementing its strategic business plan for sustainable long-term growth and enhanced shareholder value."

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider focused on the technology needs of its customers and transforming those requirements into commercially viable solutions. CTT is a global leader in identifying, developing and commercializing innovative technologies in life, digital, nano, and physical sciences developed by universities, companies and inventors. The global market for technology transfer services is estimated at $150 billion annually. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders.
Visit CTT's website: http://www.competitivetech.net

Statements about the Company's future expectations, including development and regulatory plans, and all other statements in this document other than historical facts are "forward-looking statements" within the meaning of applicable Federal Securities Laws and are not guarantees of future performance. These statements involve risks and uncertainties, including those set forth in Item 1 of the Company's most recent Form 10-K and in CTT's other filings with the SEC, and are subject to change at any time. The Company's actual results could differ materially from these forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statement.

Direct inquiries to:     Johnnie D. Johnson, Strategic IR, Inc.
                         E-mail: jdjohnson@strategic-ir.com
                         Tel. (212) 754-6565;
                         Fax (212) 754-4333
                         E-mail: ctt@competitivetech.net